FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, November 17, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, MN (Nov. 17, 2006) – Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 9 cents per share, payable December 8, 2006 to shareholders of record as of November 27, 2006. As of October 31, 2006, there were approximately 80,700,000 shares outstanding. The current declaration is the 205th consecutive quarterly cash dividend paid by Donaldson over a time span of 51 years.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems and replacement parts. We are a technology-driven company committed to satisfying customers’ needs for filtration solutions through innovative research and development. We serve customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,500 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

# # #